CITIZENS FUNDS

                            Certificate of Amendment
                            ------------------------

         The undersigned, being the Secretary of Citizens Funds (hereinafter referred to as the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, in accordance with the authority conferred upon the Trustees of the Trust by the Trust's Amended and Restated Declaration of Trust, dated July 3, 2001 (hereinafter referred to as the "Declaration of Trust"), and by the affirmative vote of a majority of the Trustees of the Trust at a meeting duly called and held on November 17, 2003, the Establishment and Designation of Series, Appendix A to the Declaration of Trust, and the Establishment and Designation of Classes, Appendix B to the Declaration of Trust, have been amended to read as set forth in Appendices A and B attached to this Certificate.

         IN WITNESS WHEREOF, the undersigned has set his hand this 17th day of November, 2003.

                                         /s/  Marcia S. Kovalik
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                                         Marcia S. Kovalik
                                         Secretary